Exhibit 10.7

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is made and effective as of December 22, 2004, by and between PREMIER COMMERCIAL BANK, N.A, a national banking association (“Bank”) and PREMIER COMMERCIAL BANCORP, a California corporation (“Bancorp”), (collectively “Company”) and ASHOKKUMAR PATEL (“Employee”), with respect to the following facts:

A.                                   The Company desires to be assured of the continued association and services of Employee in order to take advantage of his experience, knowledge and abilities in the Company’s business, and is willing to employ Employee.

B.                                     The Employee desires to be so employed, on the terms and conditions set forth in this Agreement.

ACCORDINGLY, on the basis of the representations, warranties and covenants contained herein, the parties hereto agree as follows:

1.                                       EMPLOYMENT

1.1           Employment and Effective Date.  The Company hereby employs Employee as the President and Chief Operating Officer of Bancorp and Bank, and Employee hereby accepts such employment, on the terms and conditions set forth below, to perform during the term of the Agreement such services as are required hereunder.

The effective date of this Agreement shall be the date of execution by both parties hereof; provide, however, that the term shall commence October 1, 2004. (See paragraph 3.1, below.)

1.2           Duties.  Employee shall render such management services to Company, and shall perform such duties and acts, in each case consistent with his position as President and Chief Operating Officer, as reasonably may be required by the Company’s Board(s) of Directors (collectively “Board”) in connection with any aspect of the Company’s business. Employee will have such authority, power, responsibilities and duties as are inherent in his positions (and the undertakings applicable to his positions) and necessary to carry out his responsibilities and the duties required of him hereunder.

1.3           Service to Others.  During the period in which Employee is employed by Company, Employee shall devote substantially all of his productive time, ability and attention to, and shall diligently and conscientiously use his best efforts to further, the Company’s business, and shall not, without the prior written consent of the Board, perform such services for any person other than the Company, which would materially interfere with the performance of his duties hereunder. Notwithstanding the foregoing provisions of this paragraph 1.3, while Employee is employed by Company, he may devote reasonable time to activities other than those required under this Agreement, including the supervision of his personal investments, and activities involving professional, charitable, educational, religious and similar types of organizations, speaking engagements, membership on the boards of directors of other organizations, and similar types of activities, to the extent that such other activities do not inhibit or prohibit the performance of Employee’s duties under this Agreement, or conflict in any material way with the business or interests of the Company; provided, however, that Employee shall not serve on the board of any business, or hold any other position with any business without the consent of the Board.

1.4           Place of Performance.  In connection with his employment with Company, Employee will be based at the principal executive offices of the Company, located in Anaheim, California.

1.5           Elevation of Duties in Event of Resignation of Chief Executive Officer.  In the event that the current Chief Executive Officer of the Company is terminated or resigns from that position for any reason, Employee shall be appointed Chief Executive Officer, subject to any necessary regulatory approvals and the approval of the Board.

2.                                       COMPENSATION

2.1           Compensation.  As consideration for the services which Employee renders hereunder, Employee shall be entitled to the following:

(a)           Commencing October 1, 2004, an annual base salary of $200,000, less income tax and other applicable withholdings, payable in installments consistent with the payment practices generally applicable to employees of the Company; provided, however, that effective as of January 1, 2006, such base salary shall increase to $225,000, and effective January 1, 2007, such base salary shall increase to $250,000 during the remaining term of this Agreement.

(b)           Commencing on January 1, 2005, annual performance bonuses for each fiscal year of the Company, payable upon receipt of audited financial statements for the end of the fiscal year, as follows:

(i)            Return on Average Equity Bonus. Employee shall be entitled to receive 7.5% of the return on average equity (“ROAE”) of Bancorp on a consolidated basis over a minimum benchmark. The benchmarks shall be 8% ROAE in 2005; 9% ROAE in 2006; and 10% ROAE in 2007. ROAE shall be calculated by dividing Bancorp’s adjusted net income by the average shareholder equity for Bancorp for the year in question (the average shareholder equity for each quarter during the year divided by four). Adjusted net income shall be after tax net income for Bancorp prior to any incentive compensation paid or accrued to Employee or Kenneth Cosgrove during the subject year.

(ii)           Return on Average Asset Bonus. Employee shall be entitled to receive 15% of the return on average assets (“ROAA”) of Bancorp on a consolidated basis over a minimum benchmark. The benchmarks shall be 0.80% ROAA in 2005; 0.90% ROAA in 2006; and 1.00% ROAA in 2007. ROAA shall be calculated by dividing Bancorp’s adjusted net income by the average total assets for Bancorp for the year in question (the average total assets for each quarter during the year divided by four). Adjusted net income shall be after tax net income for Bancorp prior to any incentive compensation paid or accrued to Employee or Kenneth Cosgrove during the subject year.

In 2005 there shall be no limit to the amount of the annual performance bonus. In 2006 and 2007, the annual performance bonus shall be limited to 100% of Employee’s base salary for such year.

(c)           In addition to any other benefits agreements specific to Employee, participation in all benefit plans or programs sponsored by Company, including, without limitation, participation in any group health, medical reimbursement, dental, disability, accidental death or dismemberment or life insurance plan (the costs, including premiums, of which shall by paid exclusively by Company), vacation and sick leave; provided that the plan and programs shall be maintained by Company on terms no less favorable to Employee than those plans and programs in effect on the date hereof.

(d)           Reimbursement of reasonable and documented expenses incurred by Employee from time to time in the performance of his duties hereunder including but not limited to entertainment, meals, travel, cellular phone, and expenses associated with participation on Company’s Board of Directors.

(e)           Four (4) weeks paid vacation per year, and all paid holidays observed by Company. In scheduling vacations, Employee shall take into consideration the needs and activities of the Company.

(f)            An automobile allowance of $1,000 per month for a luxury automobile for business and personal use, together with all reasonable expenses for insurance, fuel, maintenance, repair and registration.

(g)           All initiation fees and membership dues associated with the Employee’s membership in a local country club.

(h)           The Company will, to the maximum extent permitted by law, defend, indemnify and hold harmless Employee and his heirs, estate, executors and administrators against any costs, losses, claims, suites proceedings, damages or liabilities to which Employee may become subject which arise out of, are based upon or relate to Employee’s employment by Company (and any predecessor to Company), or the Employee’s service as an officer or member of the Board of Directors of Company (or any predecessor to Company), including without limitation the advance of legal or other expenses reasonably incurred by Employee in connection with investigation and defending against any such costs, losses, claims, suits, proceedings, damages or liabilities. The Company shall maintain directors and officers liability insurance in commercially reasonable amounts (as reasonably determined by the Board), and Employee shall be covered under such insurance to the same extent as other senior management employees of the Company.

Not withstanding anything to the contrary contained herein, Employee shall not be entitled to the payment of any severance benefit to the extent that such payment shall be deemed a “golden parachute payment” as defined in Section 359.1(f) of the Federal Deposit Insurance Corporation Rules and Regulations.

2.2           Illness.  Subject to the limitations contained in paragraph 3.3, if Employee shall be unable to render the services required hereunder on account of personal injuries or physical or mental illness, he shall continue to receive all payments provided injuries in this Agreement; provided, however, that any such payments may, at the sole option of the Company, be reduced by any amount that the Employee receives for the period covered by such payments as disability compensation under insurance policies, if any, maintained by the Company or under government programs, subject to the terms and conditions set forth in that certain Salary Continuation Agreement by and between Company and Employee dated April 1, 2004.

2.3           Key Man and Disability Insurance.  The Company shall have the right to obtain and hold a “keyman” life insurance policy on the life of Employee and/or a disability insurance policy with the Company as the beneficiary of the policy. Employee agrees to provide any information required for the issuance of such policy and submit himself to any physical examination required for such policy.

3.                                       TERM OF EMPLOYMENT AND TERMINATION

3.1           Term.  Unless sooner terminated pursuant to paragraph 3.2 of this Agreement, the term of employment hereunder shall be for a period commencing January 1, 2005 and ending on the third anniversary date thereof, January 1, 2008.

3.2           At Will Employment.  Each party hereby acknowledges and agrees that, except as expressly set forth in paragraph 3.3, (i) the Employee’s employment under this Agreement is AT WILL and can be terminated at the option of either the Company or Employee in their sole and absolute discretion, for any or no reason whatsoever, with or without cause, and (ii) no representations, warranties or assurances have been made concerning the length of such employment by the Company.

3.3           Duties Upon Termination.

(a)           In the event that employment under this Agreement is terminated, neither Company nor Employee shall have any remaining duties or obligations hereunder, except that (i) Company shall pay to Employee, or his estate, such compensation as is due pursuant to paragraph 2.1, prorated through the date of termination, (ii) Employee shall continue to be bound by paragraph 4 of this Agreement, and (iii) in the event that such employment is terminated (A) by Company for any reason other than “for cause” (as defined below) or (B) by Employee with “just reason” (as defined below), the Company shall pay or provide to Employee, or his estate, (I) a lump sum payment, not later than 5 days after such termination of employment, equal to six (6) months of Employee’s salary at the time of termination; (II) a lump sum payment, not later than six (6) months following termination, equal to six months of Employee’s salary at the time of termination; (III) a lump sum payment, not later than one year following termination, equal to six months of Employee’s salary at the time of termination; and (IV) participation in all benefit plans and programs sponsored by the Company for executive officers in general, all as set forth in paragraph 2.1(c), and all long-term incentive compensation (including, without limitation, those equity allocations set forth in paragraph 2.1(h)) shall vest at the date of such termination of employment.

(b)           The Company shall be deemed to have terminated the employment of Employee “for cause” if, but only if, such termination (i) shall result solely from Employee’s continued and willful failure or refusal to substantially perform his duties in accordance with the terms of this Agreement and shall have been approved by 66.66% of the Board (excluding Employee); provided, however, that the Employee first shall have received written notice specifying the acts or omissions alleged to constitute such failure or refusal and such failure or refusal continues after the Employee shall have had reasonable opportunity (but in no event less than thirty (30) days) to correct the same; (ii) Employee is subject to removal proceedings brought by a bank regulatory authority; or (iii) Employee is formally charged with a felony involving dishonesty or moral turpitude; provided, however, that in the case of clause (ii) next above, if the removal proceeding is unsuccessful, or in the case of clause (iii) next above, if the Employee is not convicted of the felony, Employee shall not be treated as having been terminated “for cause” and shall be entitled to prompt payment of all amounts described in paragraph 3.3(a)(iii). For purposes of this subparagraph (b), no act, or failure to act, on the Employee’s part shall be deemed “willful” unless done, or omitted to be done, by the Employee not in good faith and without reasonable belief that Employee’s action or omission was in the best interest of the Company.

(c)           Employee shall be deemed to have terminated his employment with “just reason” if such termination shall result, in whole or in part, from any of the following events:

(i)                                     the breach by the Company of any material provision of this Agreement;

(ii)                                  receipt by the Employee of a notice from the Company that the Company intends to terminate employment under this Agreement;

(iii)                               the failure of a successor or assign of the Company’s rights under this Agreement to assume the Company’s duties hereunder;

(iv)                              the Company directs Employee to perform any unlawful act;

(v)                                 the Employee ceases to be a member of the Board;

(vi)                              the Employee’s duties are materially reduced;

(vii)                           a relocation of Employee’s principal place of employment by more than 25 miles from 2400 East Katella Avenue, Anaheim, California;

(viii)                        liquidation or dissolution of Bank; or

(ix)                                the death or disability of the Employee.

(d)           The Employee shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise. The Company shall not be entitled to set off against the amounts payable to Employee under this Agreement any amounts owed to the Company by Employee, any amounts earned by Employee in other employment after termination of his employment with Company, or any amounts which might have been earned by Employee in other employment had he sought such other employment.

(e)           Without limiting any other remedies available to the Company, the payments to be made under this paragraph 3.3 after termination of Employee shall be subject to the Employee’s execution of a release agreement satisfactory to the Company and the Employee’s continued compliance with such agreement. Such release agreement shall contain, but not be limited to, provisions that (i) Employee shall not disparage Company; (ii) Employee shall not, for a period of one (1) year following termination, solicit or attempt to solicit, directly or indirectly any employee or customer of the Company; and (iii) Employee shall not, directly or indirectly, be employed by, be connected with, or have an interest of any kind in, any person or entity owning managing, controlling, operating, or otherwise participating or assisting in any business that is similar to or in competition with Company or any of its affiliates, within a 25 mile radius of any location where the Company or any subsidiary or parent thereof has a place of business, for period of one year.

3.4           Change of Control.  In the event that within one (1) year of a merger, consolidation or other reorganization, as a result of which, the current shareholders of either Bank or Bancorp do not retain at least 50% of the outstanding shares of the respective entity, Employee is terminated other than “for cause” (as that term is defined in paragraph 3.3(b)), or is given a different position, title or reduction in base salary, authority or duties with the Company, then Company shall be required to pay Employee a sum equal to two times his current base salary plus the bonus earned for the preceding fiscal year. Said payment will be in lieu of the payment contemplated by paragraph 3.3(a) of this Agreement and shall be made within 5 days of such termination. Notwithstanding the foregoing, benefits shall not be payable under this paragraph to the extent the benefit would be an excess parachute payment under Section 280G of the Internal Revenue Code of 1986, as amended.

3.5           Resignation.  Employee shall provide at least ninety days notice of resignation from employment. Company shall have the authority to waive such notice.

4.                                       TRADE SECRETS

4.1           Trade Secrets.  Employee shall not, without the prior written consent of the Board in each instance, disclose or use in any way, during the term of his employment by the Company and for one (1) year thereafter, except as required in the course of such employment, any confidential business or technical information or trade secret of the Company acquired in the course of such employment, whether or not patentable, copyrightable or otherwise protected by law, and whether or not conceived of or prepared by him (collectively, the “Trade Secrets”) including, without limitation, any information concerning customer lists, products, procedures, operations, investments, financing, costs, employees, accounting, marketing, salaries, pricing, profits and plans for future development, the identity, requirements, preferences, practices and methods of doing business of specific parties with whom the Company transacts business, and all other information which is related to any product, service or business of the Company, other than information which is generally known in the industry in which the Company transacts business or is acquired from public sources; all of which Trade Secrets are the exclusive and valuable property of the Company; provided, however, that, following termination of employment, Employee shall be entitled to retain a copy of any rolodex or other compilation maintained by him of the names of business contacts with their addresses, telephone numbers and similar information.

4.2           Tangible Items.  All files, accounts, records, documents, books, forms, notes, reports, memoranda, studies, compilations of information, correspondence and all copies, abstracts and summaries of the foregoing, and all other physical items related to the Company, other than a merely personal item, whether of a public nature or not, and whether prepared by the Employee or not, are and shall remain the exclusive property of the Company and shall not be removed from the premises of the Company, except as required in the course of employment by the Company, without the prior written consent of the Board in each instance, and the same shall be promptly returned to the Company by Employee on the expiration or termination of this employment by the Company or at any time prior thereto upon the request of the Company.

4.3           Injunctive Relief.  Employee hereby acknowledges and agrees that it would be difficult to fully compensate the Company for damages resulting from the breach or threatened breach of this paragraph 4 and, accordingly, that the Company shall be entitled to seek temporary and injunctive relief, including temporary restraining orders, preliminary injunctions and permanent injunctions, to enforce such provisions without the necessity of proving actual damages and without the necessity of posting any bond or other undertaking in connection therewith. This provision with respect to injunctive relief shall not, however, diminish the Company’s right to claim and recover damages.

4.4           “Company”.  For the purposes of this paragraph 4 of the Agreement only, the term “Company” shall include Premier Commercial Bank, N.A., Premier Commercial Bancorp, their successors, assigns and nominees, and all individuals, corporations and other entities that directly, or indirectly through one or more intermediaries, control or are controlled by or are under common control with any of the foregoing.

5.                                       MISCELLANEOUS

5.1           Severable Provisions.  The provisions of this Agreement are severable, and if any one or more provision may be determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions, and any partially unenforceable provisions to the extent enforceable, shall nevertheless be binding and enforceable.

5.2           Successors and Assigns.  All of the terms, provisions and obligations of this Agreement shall inure to the benefit of and shall be binding upon the parties hereto and their respective heirs, representatives, successors and assigns. Notwithstanding the foregoing, neither the Agreement nor any rights hereunder shall be assigned, pledged, hypothecated or otherwise transferred by Employee without the prior written consent of the Board in each instance.

5.3           Governing Law.  The validity, construction and interpretation of this Agreement shall be governed in all respects by the laws of the State of California applicable to contracts made and to be performed within that State.

5.4           Headings.  Paragraph and subparagraph headings are not to be considered part of the Agreement and are included solely for convenience and reference and in no way define, limit or describe the scope of the Agreement or the intent of any provisions hereof.

5.5           Entire Agreement.  The Agreement constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof, and supersedes all prior agreements, understanding, negotiations and discussions, whether oral or written, relating to the subject matter of the Agreement. No supplement, modification, waiver or termination of the Agreement shall be valid unless executed by the party to be bound thereby. No waiver of any of the provisions of the Agreement shall be deemed to or shall constitute a waiver of any other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

5.6           Notice.  Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed to have been given (i) if personally delivered, when so delivered, (ii) if mailed, one (1) week after having been placed in the United States mail, registered or certified, postage prepaid, addressed to the party to whom it is directed at the address set forth below or (iii) if given by telecopier, when such notice or other communication is transmitted to the telecopier number specified below and the appropriate answerback confirmation is received. Either party may change the address to which such notices are to be addressed by giving the other party notice in the manner herein set forth.

5.7           Attorneys’ Fees.  In the event either party takes legal action to enforce any of the terms of the Agreement, the unsuccessful party to such action shall pay the successful party to such action shall pay the successful party’s expenses, including attorneys’ fees, incurred in such action.

5.8           Third Parties.  Nothing in the Agreement, expressed or implied, is intended to confer upon any person other than the Company or the Employee any rights or remedies under or by reason of the Agreement.

5.9           Arbitration.  Any controversy arising out of or relating to this Agreement or the transactions contemplated hereby shall be referred to arbitration before the American Arbitration Association strictly in accordance with the terms of this Agreement and the substantive law of the State of California. The board of arbitrators shall convene at a place mutually acceptable to the parties in the State of California and, if the place of arbitration cannot be agreed upon, arbitration shall be conducted in Anaheim. The parties hereto agree to accept the decision of the board of arbitrators, and judgment upon any award rendered hereunder may be entered in any court having jurisdiction thereof. Neither party shall institute a proceeding hereunder until that party has furnished to the other party, by registered mail, at least thirty (30) days’ prior written notice of its intent to do so.

5.10         Construction.  If any part of this Agreement is deemed to be unclear or ambiguous, it shall be construed as if it were drafted jointly by the parties. Each party hereto acknowledges that no party was in a superior bargaining position regarding the substantive terms of this Agreement.

5.11         Consent to Jurisdiction.  Subject to paragraph 5.9, each party hereto, to the fullest extent it may effectively do so under applicable law, irrevocably (i) submits to the exclusive jurisdiction of any court of the State of California or the United States of America sitting the City of Anaheim over any suit, action or proceeding arising out of or relating to this Agreement, (ii) waives and agrees not to assert, by way of motion, as a defense or otherwise, any claim that it is not subjection to the jurisdiction of any such court, any objection that it may now or hereafter have to the establishment of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum, (iii) agrees that a judgment in any such suit, action or proceeding brought in any such court shall be conclusive and binding upon such party and may be enforced in the courts of the United States of America or the State of California (or any other courts to the jurisdiction of which such party is or may be subject) by a suit upon such judgment and (iv) consents to process being served in any such suit, action or proceeding by mailing a copy thereof by registered or certified air mail, postage prepaid, return receipt requested, to the address of such party specified in or designated pursuant to paragraph 5.6. Each party agrees that such service (i) shall be deemed in every respect effective service of process upon such party in any such suit, action or proceeding and (ii) shall, to the fullest extent permitted by law, be taken and held to be valid personal service upon and personal delivery to such party.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date and year first set forth above.

PREMIER COMMERCIAL BANK, N.A.

By:	/s/ Kenneth J. Cosgrove
Its	CEO/Chairman
2400 East Katella Avenue, Suite 125
Anaheim, California 92806
Facsimile Number:

By:	/s/ Gene Hatz
Its	Vice Chairman
2400 East Katella Avenue, Suite 125
Anaheim, California 92806
Facsimile Number:

PREMIER COMMERCIAL BANCORP

By:	/s/ Kenneth J. Cosgrove
Its	CEO/Chairman
2400 East Katella Avenue, Suite 125
Anaheim, California 92806
Facsimile Number:

By:

 /s/ Gene Hatz

Its	Vice Chairman
2400 East Katella Avenue, Suite 125
Anaheim, California 92806
Facsimile Number:

ASHOKKUMAR PATEL

/s/ Ashokkumar Patel
Facsimile Number:

14035 Sweetgrass Lane
Chino Hills, CA 91709